Exhibit 99.1
News
For Release: Nov. 1, 2007, 10:30 a.m. EDT
GMAC Financial Services Reports Preliminary
Third Quarter 2007 Financial Results
•	GMAC consolidated net loss of $1.6 billion
o	Results include $455 million goodwill impairment at ResCap
•	Loss driven by disruptions in mortgage finance and global capital markets

•	Auto finance and insurance businesses remain strong

•	Cash and marketable securities increased to $28.8 billion, up from $17.5 billion
NEW YORK – GMAC Financial Services today reported a third quarter 2007 net loss of $1.6 billion, compared to a net loss of $173 million for the third quarter of 2006. Results for the third quarter of 2007 were dominated by the effects of the global dislocation in the mortgage and credit markets on GMAC’s real estate finance business, which more than offset the continued strong performance in the company’s automotive finance and insurance businesses. The third quarter reported loss includes several significant non-cash items, such as credit provisions and market-driven valuations. The loss also includes a $455 million non-cash goodwill impairment charge at Residential Capital, LLC (ResCap), versus the third quarter 2006 results, which included an after-tax goodwill impairment charge of $695 million related to GMAC Commercial Finance.
Excluding the goodwill impairment charges, GMAC posted a third quarter operating loss1 of $1.1 billion, compared to operating income of $522 million in the third quarter of 2006. GMAC’s third quarter operating income generated by automotive finance, insurance and other operations – excluding ResCap – amounted to $665 million, marking a 51 percent increase over the prior-year period. At ResCap, an operating loss of $1.8 billion was incurred in the third quarter of this year amid unprecedented disruptions in the mortgage financing markets and adverse trends in home price appreciation. This compares with ResCap operating income of $83 million in the third quarter of 2006.

[1]	Operating income/loss represents net income/loss excluding impairment charges related to goodwill and intangibles, net of applicable taxes

Third Quarter Net Income (Loss)
($in millions, net of tax)

	2007	2006	Change
Global Automotive Finance	$519	$320	$199
Insurance	117	183	(66)
Other[1]	29	(64)	93

Operating Income[2] Excluding ResCap	665	439	226

ResCap	(1,806)	83	(1,889)

Consolidated Operating Income (Loss)	(1,141)	522	(1,663)

Goodwill and Intangibles Impairment[3]	(455)	(695)	240

Consolidated Net Income (Loss)	$(1,596)	$(173)	$(1,423)

[1]	Includes Commercial Finance operating segment, 21% ownership of former commercial mortgage unit and certain corporate activities

[2]	Operating income/loss represents net income/loss excluding impairment charges related to goodwill and intangibles, net of applicable taxes

[3]	Impairment of goodwill and other intangibles, net of applicable taxes, in third quarter 2007 related to ResCap and in 2006 related to Commercial Finance
“The third quarter financial performance of ResCap is a major disappointment,” said GMAC Chief Executive Officer Eric Feldstein. “We are moving aggressively to restructure our real estate finance business as weakness in the housing market and mortgage industry continues to prevail.”
As announced on Oct. 17, ResCap is implementing a major restructuring of its business in order to streamline operations and revise its cost structure to enhance its flexibility. The company is reducing its workforce by about 25 percent, or approximately 3,000 employees, and rationalizing numerous facilities. This reduction in workforce is in addition to the measures undertaken in the first half of 2007, in which 2,000 positions were eliminated.
“Successful execution of these plans will be essential to restoring the mortgage business to profitability,” Feldstein continued. “This is a top priority for GMAC.”
Liquidity and Capital
GMAC significantly strengthened its liquidity position in the third quarter. GMAC’s consolidated cash and certain marketable securities increased to $28.8 billion as of Sept. 30, 2007, up from $17.5 billion at June 30, 2007. Of these total balances, ResCap cash and certain marketable securities increased from $3.7 billion at the end of the second quarter to $6.5 billion on Sept. 30, 2007 — including $2.2 billion held at GMAC Bank.

GMAC and ResCap took several important measures in the third quarter to strengthen liquidity during the capital markets turmoil. In September, GMAC established a committed secured funding facility with Citi to finance automotive, mortgage and commercial finance assets of up to $21.4 billion, replacing an existing $10 billion funding facility with the bank. ResCap and GMAC also established other committed secured funding facilities totaling $4.6 billion. Separately, GMAC executed $11 billion of whole loan sales and retail securitizations in the quarter.
In the interest of strengthening GMAC’s capital position, the company’s owners intend to convert a total of approximately $1.1 billion in preferred equity to common equity, effective Nov. 1, 2007. The conversion will not alter the FIM Holdings/General Motors 51 percent/49 percent voting structure that has been in place since Nov. 30, 2006.
In the third quarter, GMAC injected $1 billion of equity into ResCap to bolster the company’s capital base. As of Sept. 30, 2007, ResCap’s equity base stood at $6.2 billion.
Global Automotive Finance
GMAC’s global automotive finance unit earned net income of $519 million in the third quarter of 2007, up from net income of $320 million in the year-ago period. Improvement was attributable to an increase in gains from the sale of automotive receivables and lower credit provisions, primarily as a result of increased whole loan sales. In addition, tax expense decreased as a result of the conversion to a limited liability company in the fourth quarter of 2006.
New vehicle financing originations for the third quarter amounted to $14.5 billion of retail and lease contracts in 2007 versus $18.8 billion in 2006. The decline reflected exceptionally high origination levels in the third quarter of 2006 related to a General Motors special marketing program. Used vehicle originations continued to increase for the third consecutive quarter, with $2.3 billion in originations in the third quarter versus $1.4 billion in the prior year period.

Delinquencies increased marginally in the third quarter to 2.53 percent of serviced retail assets, versus 2.47 percent in the prior year period; however, losses remain contained. Credit losses were within historical levels for the quarter and declined year-over-year to 1.02 percent of managed retail assets in 2007, down from 1.12 percent in 2006. Despite the slight increase in delinquencies for the quarter, credit trends in GMAC’s auto finance business remain consistent with expectations. The company continues to employ sound underwriting practices and closely monitor the portfolio.
GMAC’s international auto finance operation continued to expand its footprint, particularly in China where the company’s joint venture is now operating in 135 cities and has established business relationships with approximately 450 dealers. GMAC also entered the Russian market in the third quarter and increased its equity stake in GMAC India as part of its strategy to take full ownership of that operation.
Insurance
GMAC’s Insurance business earned net income of $117 million, compared to net income of $183 million in the third quarter of 2006. The decline is due predominantly to a lower level of realized capital gains versus the year-ago period. Written revenue increased modestly in the third quarter versus the same period last year due to growth in international and the U.S. reinsurance businesses. Underwriting income declined year-over-year as a result of higher weather-related losses versus the third quarter of 2006.
The total value of the insurance investment portfolio increased from $7.4 billion at June 30, 2007 to approximately $7.5 billion at Sept. 30, 2007, with more than 90 percent of the investment portfolio in fixed income securities and the balance in equity securities.
Real Estate Finance
ResCap incurred a net loss of $2.3 billion for the quarter, compared to net income of $83 million in the third quarter of 2006. ResCap’s U.S. residential mortgage earnings deteriorated sharply as a result of: i) higher provision for credit losses; ii) mark-to-market adjustments on trading securities and mortgage loans held for sale; iii) tighter margins on the sale of mortgage loans; iv) a decrease in net financing revenue driven by higher borrowing costs; and v) lower production levels. Additionally, the reported net income for the quarter includes a $455 million goodwill impairment charge.
ResCap’s business lending operation posted a loss for the third quarter as severely weak conditions in the housing market contributed to an increase in the number of unsold homes and higher cancellation rates for homebuilders. ResCap’s international business also experienced a loss in the third quarter as mortgage finance markets in the U.K. and Continental Europe tightened abruptly, leading to higher cost of funds and depressed valuations on the company’s portfolio of European assets held for sale.
ResCap’s total revenue was depressed in the third quarter, reflecting the company’s concerted efforts to sharply curtail originations of all non-conforming product for which there was virtually no outlet in the capital markets. However, as part of ResCap’s overall restructuring plan, the company will maintain the flexibility to quickly modify its product offerings based on changing market conditions.
“We have significantly reduced our exposure to nonprime and non-conforming loans this year, but the company will selectively originate higher-margin non-conforming product as secondary market distribution becomes available,” said Feldstein. “Meanwhile, ResCap continues to avail itself of its relationship with GMAC Bank to help support its current mortgage loan production. Accordingly, ResCap remains committed to offering a broad and competitive menu of high quality products to its customers.”
Looking ahead, GMAC expects that the challenges in the housing and mortgage markets will continue to prevail beyond the end of 2007. Nonetheless, the company’s strengthened liquidity position and sound capital base will provide flexibility to execute its restructuring plan and right-size the ResCap businesses in line with the industry environment.
About GMAC Financial Services
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and commercial finance businesses. GMAC was established in 1919 and employs about 31,000 people worldwide. At Dec. 31, 2006, GMAC held more than $287 billion in assets and earned net income for 2006 of $2.1 billion on net revenue of $18.2 billion. For more information, go to www.gmacfs.com.
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Forward-Looking Statements
In this earnings release and comments by GMAC LLC (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s and ResCap’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for GMAC and Residential Capital, LLC (“ResCap”), each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and General Motors Corporation (“GM”); our ability to maintain an appropriate level of debt; the profitability and financial condition of GM; restrictions on ResCap’s ability to pay dividends to us; recent developments in the residential mortgage market, especially in the nonprime sector; changes in the residual value of off-lease vehicles; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
Contact:
Gina Proia
917-369-2364
gina.proia@gmacfs.com

GMAC Financial Services Preliminary Third Quarter 2007 Financial Highlights

Summary Statement of Income	Memo:

	Sept 30,	Sept 30,	June 30,
Quarter-ended, ($ in millions)	2007	2006	2007

Net financing revenue before provision for credit losses	1,666	2,033	1,581
Provision for credit losses	964	503	430

Net finance revenue	702	1,530	1,151
Insurance premiums and service revenue earned	1,143	1,045	1,051
Investment income	13	525	227
Other revenue and income	707	1,445	1,589

Total net revenue	2,565	4,545	4,018
Depreciation expense on operating lease assets	1,276	1,400	1,173
Compensation and benefits expense	628	613	647
Other operating expenses	1,870	1,682	1,746
Goodwill and intangibles impairment	455	840	—

Total noninterest expense	4,229	4,535	3,566
Income (loss) before income tax expense	(1,664)	10	452
Income tax expense	(68)	183	159

Net income (loss)	$(1,596)	$(173)	$293

Memo:
Net Income (loss) before goodwill impairment	$(1,141)	$522	$293

Select Balance Sheet Data

	Sept 30,	December 31,	Sept 30,
($ in millions)	2007	2006	2006

Cash balances ($ billions) (1)	$28.8	$18.3	$14.1
Finance receivables and loans, net and loans held for sale (2)	171,092	202,164	210,242
Investments in operating leases, net (3)	31,300	24,184	35,755
Total debt (4)	221,100	236,985	249,847

Operating Statistics	Third Quarter		Nine Months
Quarter-ended September 30,	2007	2006	2007	2006

GMAC’s Worldwide Cost of Borrowing (5)	6.51%	6.17%	6.30%	5.84%

GMAC Debt Spreads Over U.S. Treasuries (bps) at end of period
2-Year	278	200
5-Year	421	250
10-Year	478	290

(1)	Includes cash invested in a portfolio of highly liquid marketable securities of $4.8 billion, $2.8 billion, and $5.0 billion at September 30, 2007, December 31, 2006, and September 30, 2006, respectively

(2)	Net of unearned income

(3)	Net of accumulated depreciation

(4)	Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt

(5)	Calculated by dividing total interest expense (excluding mark to market adjustments and inter-company interest) by total borrowings
GMAC Confidential

GMAC Financial Services Preliminary Third Quarter 2007 Financial Highlights	Continued

GMAC Automotive Finance Operations		Third Quarter		Nine Months
		2007	2006	2007	2006

Net Income ($ millions)
North American Operations (NAO)		$403	$237	$1,010	$355
International Operations (IO)		116	83	289	289

Net Income		519	320	1,299	644

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)	510	651	1,448	1,540
	Dollar amount of contracts originated ($ billions)	$13.9	$17.7	$38.6	$40.8
	Dollar amount of contracts outstanding at end of period ($ billions)(6)	$65.2	$83.9
	Share of new GM retail sales	45%	62%	45%	51%

	Mix of retail & lease contract originations:
	New (% based on # of units)	79%	91%	80%	88%
	Used (% based on # of units)	21%	9%	20%	12%

	GM subvented (% based on # of units)	84%	94%	85%	91%
	Average original term in months (US retail only)	59	62	57	59

	Off-lease remarketing (US only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle — Serviced (7) (8)	$14,588	$13,747	$14,781	$14,517
	Off-lease vehicles terminated — Serviced (# units) (8)	77,104	67,910	228,981	206,466
	Sales proceeds on scheduled lease terminations (36-month) per vehicle — On-balance sheet (7)	$15,111	$14,272	$15,121	$14,848
	Off-lease vehicles terminated — On-balance sheet (# units) (9)	26,805	67,910	78,540	206,466

IO	Number of contracts originated (# thousands)	179	165	537	504
	Dollar amount of contracts originated ($ billions)	$3.0	$2.6	$8.7	$7.6
	Dollar amount of contracts outstanding ($ billions) (10)	$29.5	$25.2	$85.9	$75.5

	Mix of retail & lease contract originations:
	New (% based on # of units)	84%	80%	83%	81%
	Used (% based on # of units)	16%	20%	17%	19%

	GM subvented (% based on # of units)	42%	49%	42%	54%

Asset Quality Statistics
NAO	Annualized net charge-offs as a % of managed assets (11)	1.19%	1.19%	1.17%	1.15%
	Managed retail contracts over 30 days delinquent (11) (12)	2.69%	2.68%	2.52%	2.46%
	Serviced retail contracts over 30 days delinquent (8) (12)	2.54%	2.42%	2.33%	2.21%

IO	Annualized net charge-offs as a % of managed assets (11)	0.53%	0.86%	0.59%	0.72%
	Managed retail contracts over 30 days delinquent (11) (12)	2.50%	2.63%	2.56%	2.64%

Operating Statistics
Quarter-ended September 30,
NAO	Allowance as a % of related on-balance sheet consumer receivables at end of period	3.72%	2.47%
	Severity of loss per unit serviced — Retail (8)
	New	$9,077	$8,893	$8,829	$8,555
	Used	$7,295	$6,906	$7,044	$6,663
	Repossessions as a % of average number of managed contracts outstanding (11)	2.43%	2.36%	2.25%	2.38%

IO	Allowance as a % of related on-balance sheet consumer receivables at end of period	1.46%	1.35%
	Repossessions as a % of average number of contracts outstanding	0.56%	0.41%	0.56%	0.42%

(6)	Represents on-balance sheet assets, which includes $9 billion of loans held for sale

(7)	Prior period amounts based on current vehicle mix, in order to be comparable

(8)	Serviced assets represent on and off-balance sheet finance receivables, loans and operating leases where GMAC continues to service the underlying asset

(9)	GMAC-owned portfolio reflects lease assets on GMAC’s books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006

(10)	Represents on-balance sheet assets including leases

(11)	Managed assets represent on and off-balance sheet finance receivables, loans and operating leases where GMAC continues to be exposed to credit and/or interest rate risk

(12)	Represents percentage of average number of contracts outstanding. Excludes accounts in bankruptcy.
GMAC Confidential

GMAC Financial Services Preliminary Third Quarter 2007 Financial Highlights	Continued

ResCap Operations	Third Quarter		Nine Months
	2007	2006	2007	2006

Net Income (loss) ($ millions)	$(2,261)	$83	$(3,425)	$833

Gain (loss) on sale of mortgage loans, net
Domestic	$(107.1)	$214.2	$(350.5)	$749.8
International	(462.5)	22.6	(280.2)	129.0

Total	$(569.6)	$236.8	$(630.7)	$878.8

Portfolio Statistics ($ billions)
Loan production volume	$29.3	$51.4	$101.7	$140.0
Mortgage production
Domestic	$20.2	$43.9	$78.4	$120.3
International	$9.1	$7.5	$23.3	$19.7

Mortgage servicing rights at end of period	$5.5	$4.8

Period end servicing portfolio	$465.6	$433.9
Loan servicing at end of period
Domestic	$427.4	$402.4
International	$38.2	$31.5

U.S. Production Mix
Prime conforming	$12.2	$12.0	$34.4	$32.5
Prime non-conforming	4.6	16.4	26.8	42.8
Government	1.4	0.9	5.5	2.9
Nonprime	0.2	8.5	4.1	23.6
Prime second-lien	1.8	6.1	7.6	18.5

Total	$20.2	$43.9	$78.4	$120.3

Asset Quality Statistics ($ millions) — ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment	$787.5	$231.7	$1,436.3	$470.5
Lending receivables	93.1	7.0	312.9	13.6

Total	$880.6	$238.7	$1,749.2	$484.1

Allowance by product at end of period
Mortgage loans held for investment	$1,734.2	$1,088.2
Lending receivables	325.3	196.1

Total	$2,059.5	$1,284.3

Allowance as a % of related receivables at end of period
Mortgage loans held for investment	2.85%	1.47%
Lending receivables	4.12%	1.36%

Total	3.00%	1.45%

Nonaccrual loans at end of period	$8,993	$6,819
Nonaccrual loans as a % of related receivables at end of period	13.10%	7.70%

Total nonperforming assets ($ millions)	$10,654	$7,753

GMAC Insurance Operations

Net Income ($ millions)	$117	$183	$391	$392

Premiums and service revenue written ($ millions)	$1,063	$1,037	$3,097	$3,168
Premiums and service revenue earned ($ millions)	$1,133	$1,037	$3,206	$3,082
Combined ratio (13)	95.3%	89.4%	92.3%	92.3%

Investment portfolio fair value at end of period ($ millions)	$7,518	$8,006
Memo: After-tax at end of period
Gross unrealized gains	$156	$654
Gross unrealized losses	(42)	(50)

Net unrealized capital gains	$114	$604

(13)	Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income
GMAC Confidential